Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) dated as of April 13, 2006 (the “Execution Date”) is made by and between ArQule, Inc., a Delaware corporation (the “Company”) with its principal offices at 19 Presidential Way, Woburn, Massachusetts 01801, and Peter Lawrence (“Executive”) whose current principal residential address is 29 Fairfield Street, Unit 4-5, Boston, MA 02116.

WHEREAS, the Company desires to employ Executive in a senior executive capacity and to enter into an agreement embodying the terms of such employment; and

WHEREAS, Executive desires to accept such employment and enter into such an agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Company and Executive (collectively, the “Parties”) hereby agree as follows:

1.             Term of Employment.  The Company hereby agrees to employ Executive, and Executive hereby accepts such employment with the Company, upon the terms and subject to the conditions set forth in this Agreement, for a period commencing on April 13, 2006 (the “Effective Date”) and continuing until terminated in accordance with the provisions of Section 5 (the “Employment Term”).

2.             Title; Duties.  During the Employment Term, Executive shall serve as Executive Vice President, Chief Business and Legal Officer, General Counsel and Secretary, reporting directly to the CEO of the Company.  Executive hereby agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities consistent with such position as the CEO shall from time to time reasonably assign to Executive.

3.             No Conflict.  During the Employment Term, Executive shall devote substantially all of Executive’s business time and efforts to the performance of Executive’s duties hereunder and shall not, directly or indirectly, engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such duties.  Notwithstanding the foregoing, Executive may engage in other activities, such as activities involving charitable, educational, religious, trade association, civic and similar types of organizations, speaking engagements and membership on the Board of Directors or equivalent of other organizations (“Outside Activities”), provided that Executive shall obtain the Company’s written consent, which consent shall not be unreasonably withheld, delayed or conditional, before engaging in any such Outside Activities and provided further that Executive’s participation in such Outside Activities shall not be in violation of any of his obligations to the Company, including but not limited to those set forth in the Company’s Code of Conduct.  Executive represents and warrants that Exhibit A attached hereto states all current business relationships, including, but not limited to, consulting agreements, confidentiality agreements and non-

competition agreements to which Executive is a party as of the Execution Date, to each of which the Company hereby consents.

4.             Compensation and Benefits.

4.1.          Base Salary.  During the Employment Term, the Company shall pay Executive for Executive’s services hereunder a base salary at the initial annual rate of $360,000, payable in substantially equal installments in accordance with the Company’s usual payment practices and subject to annual review and upward adjustment by the Company in its sole discretion.  Such amount (as it may be increased, but not decreased, from time to time in accordance with this Section 4.1) shall be referred to herein as the “Base Salary.”

4.2.          Bonus Compensation.  Executive shall be eligible to receive a discretionary annual cash bonus, the target amount of which shall be 35 percent of Executive’s Base Salary.  The award of an annual cash bonus, if any, shall be in the Company’s sole discretion and shall be based on Company and individual performance.  For calendar year 2006, the annual cash bonus awarded to Executive, if any, shall be prorated based on the number of months Executive works for the Company during that year.  The annual cash bonus typically is paid during the first quarter of the following calendar year, and Executive must be actively employed with the Company as of the payment date in order to receive the annual cash bonus, if any.  Executive shall also be eligible to participate in any and all other bonus plans and packages that are made available to the Company’s executives, on a basis consistent with Executive’s position and then-current Base Salary and in accordance with the policies and practices of the Company and the Company’s Board of Directors (the “Board”).

4.3.          Stock Option Grant.  As further compensation for Executive’s services hereunder, the Company shall grant to Executive, on the Effective Date, a stock option (the “Execution Stock Option”) to purchase three hundred thousand (300,000) shares of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”), pursuant to the Company’s Amended and Restated 1994 Equity Incentive Plan (the “Plan”) and in accordance with the terms, and subject to a vesting schedule pursuant to which twenty-five percent of the shares shall vest annually commencing on the first anniversary of the Effective Date, and other conditions, set forth in the form of Option Certificate (attached hereto as Exhibit B).  The method of determining the exercise price of the Execution Stock Option is set forth in the attached Exhibit C.  In its sole discretion, the Company may grant to Executive from time to time other stock options to purchase additional shares of Common Stock, also pursuant to the Plan and such other terms and conditions set forth at the time of such grant (the Execution Stock Option and such other stock options, collectively, the “Stock Options”) and may also grant stock awards.

4.4.          Executive Benefits.  During the Employment Term and subject to any contributions therefor generally required of senior executives of the Company,

Executive shall be entitled to receive such employee benefits (including fringe benefits, 401(k) plan participation, and life, health, dental, accident and short and long term disability insurance) which the Company may, in its sole and absolute discretion, make available generally to its senior executives or personnel similarly situated; provided, however, that it is hereby acknowledged and agreed that any such employee benefit plans may be altered, modified or terminated by the Company at any time in its sole discretion without recourse by Executive.

4.5.          Paid Time Off.  Executive shall be entitled to four weeks (20 working days) of paid time off (“PTO”) per annum during the Employment Term, which will accrue pursuant to the Company’s policies and practices and is to be taken at such time or times as shall be mutually convenient for the Company and Executive; provided, however, that the Company may elect to increase the annual time to which Executive shall be entitled to PTO.  Unused PTO shall be allocated pursuant to the Company’s policies and practices.

4.6.          Business Expenses and Perquisites.  Upon delivery of adequate documentation of expenses incurred in accordance with the policies and practices of the Company, Executive shall be entitled to reimbursement by the Company for reasonable travel, entertainment and other business expenses incurred by Executive in the performance of Executive’s duties hereunder in accordance with such policies as the Company may from time to time have in effect.

4.7           Deductions and Withholdings.  Notwithstanding any other provision of this Agreement, any payments or benefits hereunder shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions, as the Company reasonably determines it should withhold pursuant to any applicable law or regulation.

4.8           Annual Review.  Executive shall receive an annual review of his performance by the Chief Executive Officer of the Company, or by a Committee of the Board of Directors, or both.

5.             Termination.

5.1.          Without Cause by the Company.

5.1.1.       The Severance Package.  The Company may terminate Executive’s employment hereunder at any time without Cause (as defined in Section 5.2) upon not less than fourteen (14) days prior written notice from the Company to Executive.  The effective date of Executive’s termination shall be referred to herein as the “Termination Date.”  If Executive’s employment is terminated by the Company pursuant to this Section 5.1, all compensation and benefits provided to Executive by the Company pursuant to this Agreement or otherwise shall cease as of the Termination Date, except that the Company shall pay Executive all amounts owed to Executive for work performed prior to the Termination Date, plus the cash value of any accrued but unused PTO, as of the Termination Date.  In addition, provided that Executive first executes a general release in a form and of a scope acceptable to the Company, the Company shall provide the following severance benefits (the “Severance Package”):

(a)           A lump sum payment (the “Severance Payment”) in the following amount:

(i)            An amount equal to Executive’s Base Salary through the end of the twelve (12) month period commencing on the Termination Date; plus

(ii)           An amount equal to the average bonus, if any, paid by the Company to Executive with respect to the two (2) years preceding the year in which the Termination Date occurs, provided that, for purposes of this paragraph only, Executive shall be deemed to have received his 35 percent bonus target for any year within such 2-year period in which Executive was not paid a bonus solely because he was not employed by the Company.  Attached at Exhibit D is a series of examples of the manner in which this portion of the Severance Payment shall be calculated.

(b)           Immediate vesting of fifty (50) percent of any unvested portion of the Execution Stock Option granted pursuant to Section 4.3 of this Agreement;  and

(c)           Payment of the costs associated with continuing the benefits which Executive is entitled to receive pursuant to Section 4.4 of this Agreement at the level in effect as of the Termination Date (subject to any employee contribution requirements applicable to Executive on the Termination Date) through the twelve (12) month period commencing on the Termination Date, to the extent such benefits may continue beyond the Termination Date (for example, among other things, Executive’s coverage under the Company’s life and disability insurance policies will terminate as of the Termination Date).

(d)           Notwithstanding the foregoing, to the extent the Company reasonably determines that any portion of the Severance Package is subject to Section 409A of the Internal Revenue Code, payment of any such portion of the Severance Package subject to Section 409A shall (i) to the extent required, be delayed for a period of six months from the Termination Date, or (ii) to the extent permitted under subsequent guidance from the Internal Revenue Service, otherwise made to comply with such Section 409A requirements, provided, however, that any such action under this subsection

(ii) that is more detrimental to Executive than that in subsection (i) shall only be made with Executive’s consent.

5.1.2.       Deemed Termination.  For purposes of this Section 5.1, a “termination without cause” shall be deemed to occur in the event any of the following occurs and Executive provides to the Company Notice of Termination (as defined in Section 5.6) within forty-five (45) days thereafter:

(a)           The Company substantially reduces or diminishes Executive’s responsibilities or title without Cause;

(b)           The Company reduces Executive’s Base Salary or bonus target (other than in connection with a Company-wide decrease in salary or bonus, respectively);

(c)           The Company materially breaches any of its obligations to Executive pursuant to this Agreement, and fails to cure such breach within 30 days of receipt of notice thereof;

(d)           The Company relocates Executive’s place of employment without Executive’s written consent by a distance of more than fifty (50) miles, excluding any relocation to the Company’s existing offices in Woburn, MA; or

(e)           A successor in interest to the Company fails to assume the obligations of this Agreement.

5.2.          For Cause by the Company.  Notwithstanding any other provision of this Agreement, Executive’s employment hereunder may be terminated by the Company at any time for Cause.  For purposes of this Agreement, “Cause” shall mean: (i) Executive’s arbitrary, unreasonable, or willful failure to follow the reasonable instructions of the CEO or otherwise perform Executive’s duties hereunder (other than as a result of a Disability (as defined in Section 5.3)) for thirty (30) days after a written demand for performance is delivered to Executive on behalf of the Company which demand specifically identifies the manner in which the Company alleges that Executive has not substantially followed such instructions or otherwise performed Executive’s duties; (ii) Executive’s willful misconduct that is materially injurious to the Company (whether from a monetary perspective or otherwise); (iii) Executive’s willful commission of an act constituting fraud with respect to the Company; (iv) conviction of Executive for a felony under the laws of the United States or any state thereof; or (v) Executive’s material breach of Executive’s obligations under Section 7 hereof.  A final determination of whether Cause exists shall be made by the Board of Directors.

If Executive’s employment is terminated by the Company for Cause, all compensation and benefits provided to Executive by the Company pursuant to this Agreement or otherwise shall cease as of the Termination Date, except that the Company shall pay Executive all amounts owed to Executive for work performed prior to the Termination Date, plus the cash value of any accrued but unused PTO, as of the Termination Date.

5.3.          Disability.  Subject to the requirements of the Americans with Disabilities Act, Massachusetts General Laws Chapter 151B and any other applicable laws, Executive’s employment hereunder may be terminated by the Company at any time in the event of the Disability of Executive.  For purposes of this Agreement, “Disability” shall mean the inability of Executive to perform the essential functions of Executive’s position, with or without reasonable accommodation, due to physical or mental disablement which continues for a period of four (4) consecutive months during the Employment Term, as determined by an independent qualified physician mutually acceptable to the Company and Executive (or Executive’s personal representative) or, if the Company and Executive (or such representative) are unable to agree on an independent qualified physician, as determined by a panel of three physicians, one designated by the Company, one designated by Executive (or such representative) and one designated by the two physicians so designated.  If Executive’s employment is terminated by the Company for Disability, all compensation and benefits provided to Executive by the Company pursuant to this Agreement or otherwise shall cease as of the Termination Date, except that (a) the Company shall pay Executive all amounts owed to Executive for work performed prior to the Termination Date, (b) provided that Executive first executes a general release in a form and of a scope acceptable to the Company, Executive shall be entitled to the Severance Package, except that the lump sum based on Executive’s Base salary paid as a part of the Severance Package shall be reduced by the amount of Base Salary, salary continuation (short-term disability), and cash disability benefits (long-term disability) paid to Executive for the corresponding period under the Company’s employee benefit plans as then in effect, and any Stock Option held as of the Termination Date shall become immediately exercisable as to all option shares without regard to the vesting schedule set forth on the applicable Option Certificate.

5.4.          Death.  Executive’s employment hereunder shall automatically terminate in the event of Executive’s death.  If Executive’s employment is terminated by the death of Executive, all compensation and benefits provided to Executive by the Company pursuant to this Agreement or otherwise shall cease as of the Termination Date, except that (a) the Company shall pay to Executive’s estate or legal representative all amounts owed to Executive for work performed through the last day of Executive’s actual employment by the Company plus the Severance Package, and (b) any Stock Option held as of the Termination Date shall become immediately exercisable as to all option shares without regard to the vesting schedule set forth on the applicable Option Certificate.

5.5.          Termination by Executive.  Executive’s employment hereunder may be terminated by Executive at any time upon not less than thirty (30) days prior written notice from Executive to the Company.  Executive agrees that such notice period is reasonable and necessary in light of the duties assumed by Executive pursuant to this Agreement and fair in light of the consideration Executive is receiving pursuant to this Agreement.  If Executive terminates Executive’s employment with the Company pursuant to this Section 5.5, all compensation and benefits provided to Executive by the Company pursuant to this Agreement or otherwise shall cease as of the Termination Date, except that the Company shall pay Executive all amounts owed to Executive for work performed prior to the Termination Date, plus the cash value of any accrued but unused PTO as of the Termination Date.

5.6.          Notice of Termination.  Any purported termination of employment by the Company or by Executive shall be communicated by written Notice of Termination to the other Party in accordance with Section 9 hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

5.7.          Survival.  The provisions of Section 7 shall survive the termination of this Agreement.

6.             Accelerated Vesting in Change of Control.  In the event of a Change of Control, any Stock Option held by Executive shall become immediately exercisable as to all option shares without regard to the vesting schedule set forth on the applicable Option Certificate.  For purposes of this Agreement, any one of the following events shall be considered a “Change of Control” of the Company:

(a)           Acquisition by any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934) of any amount of the Company’s Common Stock so that such person holds or controls fifty percent (50%) or more of the Company’s Common Stock;

(b)           Merger or consolidation of the Company with or into any other entity in which the holders of the Company’s outstanding shares of capital stock immediately before such merger or consolidation do not, immediately after such merger or consolidation, retain capital stock representing a majority of the voting power of the surviving entity of such merger or consolidation;

(c)           Sale of all or substantially all of the assets of the Company to a third party;

(d)           Within any twenty-four (24) month period, the election by the stockholders of the Company of twenty percent (20%) or more of the directors of the Company other than pursuant to nomination by the Company’s management; or

(e)           Execution of a legally binding, definitive agreement approved by the Board of Directors providing for any of the events set forth in (a), (b), (c) or (d) above.

7.             Confidentiality.

7.1.          Definitions.  As used herein, the term “Confidential Information” shall mean any and all ideas, inventions, information, know-how, compounds, materials and other items (whether patentable or not) that are confidential or proprietary to the Company (or to its affiliates, collaborators, consultants, suppliers, or customers) whether disclosed in written, oral, tangible or other form and whether or not labeled or otherwise identified as confidential or proprietary.  Confidential Information shall include, without limitation, the following to the extent proprietary to the Company (or to its affiliates, collaborators, consultants, suppliers or customers) and not publicly available:

(a)           inventions, trade secrets, discoveries and computer programs, and any improvements or modifications thereto;

(b)           engineering, research, development and design projects, data, designs, drawings and specifications;

(c)           manufacturing, development and other technical processes, applications, methods, apparatus and equipment;

(d)           business information such as lists of approved components and sources, price lists, product costs, production schedules, business plans, sales information, profit and loss information, and customer and collaborator lists;

(e)           any and all reagents, substances, chemical compounds, subcellular constituents, cells or cell lines, organisms and progeny, and mutants, as well as any and all derivatives or replications derived from or relating to such materials; and

(f)            any and all information, materials and other items supplied by third parties to the Company (or generated by the Company for third parties) under an obligation of confidentiality.

7.2.          Non-Disclosure.  Executive shall not at any time (whether during or after Executive’s employment with the Company) disclose or use any Confidential Information for Executive’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other organization, entity or enterprise (a “Person”) other than the Company.

7.3.          Exceptions.  Notwithstanding any other provision in the Agreement, Confidential Information shall not include any information or material which:

(a)           is or becomes generally available to the public other than as a result of disclosure thereof by Executive;

(b)           is lawfully received by Executive on a non-confidential basis from a third party that is not itself under an obligation of confidentiality or non-disclosure to the Company with respect to such information;

(c)           can be shown by Executive to have been independently developed by Executive;

(d)           Executive establishes by competent proof was in Executive’s possession at the time of disclosure by the Company and was not acquired, directly or indirectly from the Company; or

(e)           is required to be publicly disclosed by law or by regulation; provided, however, that in such event Executive shall provide the Company with prompt advance notice of such disclosure so that the Company has the opportunity if it so desires to seek a protective order or other appropriate remedy.

7.4.          Return of Company Property.  Executive agrees that upon termination of Executive’s employment hereunder, Executive shall return immediately to the Company any proprietary materials, any materials containing Confidential Information and any other Company property then in Executive’s possession or under Executive’s control, including, without limitation all notes, drawings, lists, memoranda, magnetic disks or tapes, or other recording media containing such Confidential Information, whether alone or together with non-confidential information, all documents, reports, files, memoranda, records, software, credit cards, door and file keys, telephones, PDAs, computers, computer access codes, disks and instructional manuals, or any other physical property that Executive received, prepared, or helped prepare in connection with Executive’s employment under this Agreement.  Upon termination, Executive shall not retain any copies, duplicates, reproductions, or excerpts of Confidential Information, nor shall Executive show or give any of the above to any third party.  Executive further agrees that Executive shall not retain or use for Executive’s account at any time any trade name, trademark, service mark, logo or other proprietary business designation used or owned in connection with the business of the Company.

8.             Specific Performance.  Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 7 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining orders, temporary or permanent injunctions or any other equitable remedy which may then be available.

9.             Notices.  Any notice hereunder by either Party to the other shall be given in writing by personal delivery, telex, facsimile, overnight courier or certified mail, return receipt requested, addressed, if to the Company, to the attention of the CEO at the Company’s executive offices or to such other address as the Company may designate in writing at any time or from time to time to Executive, and if to Executive, to Executive’s most recent address on file with the Company.  Notice shall be deemed given, if by personal delivery or by overnight courier, on the date of such delivery or, if by telex or facsimile, on the business day following receipt of answer back or facsimile information or, if by certified mail, on the date shown on the applicable return receipt.

10.           Assignment.  This Agreement may not be assigned by either Party without the prior written consent of the other Party, provided, however, that the Company may assign this Agreement without Executive’s consent in the event of a merger, acquisition, or transfer of all or substantially all of the assets of the Company with or to a third party (a “Merger”).  In the event of a Merger, the Company shall require any successor Person to assume and agree to perform this Agreement; failure to so assume and agree shall constitute a deemed termination for purposes of Section 5.1.2(e).

11.           Entire Agreement.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and there have been no oral or other agreements of any kind whatsoever as a condition precedent or inducement to the signing of this Agreement or otherwise concerning this Agreement or the subject matter hereof.

12.           Expenses.  The Parties shall each pay their own respective expenses incident to the enforcement or interpretation of, or dispute resolution with respect to, this Agreement, including all fees and expenses of their counsel for all activities of such counsel undertaken pursuant to this Agreement, provided, however, that in the event Executive is the prevailing Party in any judicial or arbitral proceeding relating to this Agreement, the Company shall reimburse Executive for all reasonable costs, fees and expenses (including reasonable attorneys’ fees) incurred by Executive in connection with such proceeding.

13.           Arbitration.  In the event any dispute should arise between the Parties with respect to any of the terms and conditions of this Agreement, then, at the initiation of either Party, such dispute shall be submitted and finally settled by arbitration in Boston, Massachusetts under the rules of the Employment Disputes Rules of the American Arbitration Association by an arbitrator selected by the American Arbitration Association.  The dispute shall be determined in accordance with Section 19 of this Agreement, except with respect to issues of arbitrability, which shall be governed by the Federal Arbitration Act, 9 U.S.C. Secs. 1-16, and not state law.  The arbitrator shall allow such discovery as is appropriate to the purposes of arbitration in accomplishing a fair, speedy and cost-effective resolution of the dispute.  If any Party fails to participate in the arbitration proceedings, the arbitrator may proceed to decision based on expedited written submissions by the participating Party.  The award rendered by the arbitrator shall be nonappealable, final and binding upon the Parties, and judgment upon the award rendered may be entered by either Party in any court of competent jurisdiction.  The Parties agree not to institute any litigation or proceedings against each other in connection with this Agreement except as provided in this Section 13, provided, however, that either Party shall have the right to seek injunctive relief or other provisional remedies in any federal or state court of competent jurisdiction in the Commonwealth of Massachusetts.

14.           Waivers and Further Agreements.  Any waiver of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof; provided, however, that no such written waiver, unless it, by its own terms, explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provision being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the Party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision.  Each of the Parties agrees to execute all such further instruments and documents and to take all such further action as the other Party may reasonably require in order to effectuate the terms and purposes of this Agreement.

15.           Amendments.  This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected except by an instrument in writing executed by both Parties.

16.           Severability.  If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

17.           Counterparts.  This Agreement maybe executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.           Section Headings.  The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

19.           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the law (other than the law governing conflict of law questions) of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the Parties have executed or caused to be executed this Agreement as of the Execution Date.

ARQULE, INC.	EXECUTIVE
By:	By:
Name: Steve Hill	Name: Peter Lawrence
Title: President and CEO

EXHIBIT A

Business Relationships

1.             Director of Pod Holding, Ltd.

2.             Director of Spherics, Inc.

3.             Board Observer of Paratek Pharmaceuticals, Inc.

4.             Director of Corestreet, Ltd.

5.             Director of Peppercoin, Inc.

6.             Vice Chairman and Director, Greater Boston Food Bank

EXHIBIT B

Option Certificate

EXHIBIT C

Determination of Option Price

The exercise price of the Execution Stock Option is the Fair Market Value of ArQule’s Common Stock (as defined below) as of the Effective Date as defined in Section 1 of the Employment Agreement between the Company and Executive.

The Fair Market Value of ArQule’s Common Stock shall be the closing price of the Common Stock as reported by the NASDAQ National Market on the trading day immediately prior to the date of the commencement of Executive’s employment with the Company.

EXHIBIT D

Calculation of the Severance Payment

Pursuant to Section 5.1.1(a)(ii), the portion of Executive’s Severance Payment based on bonuses (“Bonus Severance”) awarded to Executive, if any, would be calculated in the following manner:

Example #1 – Executive terminated in year one of employment.

Bonus Severance = 35% (average of 35% deemed amount for two-year lookback period where Executive did not work for the Company).

Example #2 – Executive awarded a 30% bonus for year one of employment, terminated during year 2.

Bonus Severance = 32.5% (average of 30% Year 1 award and 35% deemed amount for the year during the two-year lookback period where Executive did not work for the Company).

Example #3 – Executive awarded a 30% bonus for year one of employment, a 0% bonus for year 2 of employment, terminated during year 3.

Bonus Severance = 15% (average of year 1 and year 2 bonuses actually awarded).